Exhibit 99.1

FOR IMMEDIATE RELEASE

Incyte Completes Acquisition of Vega Therapeutics, a Wholly Owned Subsidiary of Star Therapeutics, Expanding its Hematology Portfolio

Acquisition adds VGA039, a novel investigational monoclonal antibody in Phase 3 development for patients with von Willebrand disease (VWD), strengthening Incyte’s late-stage pipeline

WILMINGTON, Del. – July 6, 2026 – Incyte (Nasdaq:INCY) announced today it has completed its acquisition of Vega Therapeutics, Inc., a wholly owned subsidiary of Star Therapeutics LLC. The acquisition adds VGA039, a novel monoclonal antibody in Phase 3 development for von Willebrand disease (VWD), the most common inherited bleeding disorder, to Incyte’s hematology portfolio.

“With the acquisition complete, VGA039 adds one of the most promising late-stage hematology assets in development to our portfolio. As a potential first-in-class therapy, VGA039 is a strong strategic fit with our hematology franchise and expands our presence into bleeding disorders,” said Bill Meury, Chief Executive Officer of Incyte. “Our priority is to advance the Phase 3 program, and we look forward to partnering with our talented new colleagues from Vega to progress VGA039 through clinical development.”

VGA039 modulates Protein S to improve hemostasis, potentially improving the body’s ability to control bleeding in numerous bleeding disorders. VGA039 is in pivotal Phase 3 development for patients with VWD, the most common inherited bleeding disorder. If approved, VGA039 has the potential to be the first, once monthly subcutaneous prophylactic therapy for patients with VWD, who currently require frequent intravenous infusions.

VGA039 has received Breakthrough Therapy, Fast Track, orphan drug and rare pediatric disease designations from the U.S. Food and Drug Administration (FDA). VGA039 has advanced into the Phase 3 VIVID-6 study (NCT07115004), a global single arm cross-over study to investigate safety and efficacy of the subcutaneous administration of VGA039 as prophylaxis for bleeding in patients with every type of VWD, including those with a high disease burden.

As previously disclosed, under the terms of the parties’ stock purchase agreement, Incyte has acquired all outstanding shares of Vega Therapeutics, a wholly owned subsidiary of Star Therapeutics, for $1.25 billion upfront. Star Therapeutics will be eligible to receive up to $750 million in additional payments upon the achievement of sales milestones. We expect the transaction to be reflected as a one-time R&D expense in the third quarter and full year 2026 GAAP and non-GAAP financial results.

Lazard acted as financial advisor to Incyte, and Goodwin Procter LLP served as its legal counsel on the transaction. Evercore and Morgan Stanley acted as financial advisors to Star Therapeutics, and Fenwick & West LLP served as its legal counsel.

About VGA039
VGA039 is an investigational monoclonal antibody therapy with a novel mechanism of action that targets Protein S, with dual actions promoting platelet attachment and enhancing fibrin deposition to restore hemostasis. VGA039 has the potential to be a universal hemostatic therapy that can treat numerous bleeding disorders, starting with all types of von Willebrand disease (VWD) and bleeding sites. As a subcutaneously self-administered investigational antibody therapy with a convenient once monthly dosing regimen, VGA039 has the potential to improve convenience and quality of life for patients.

About von Willebrand Disease

Von Willebrand disease (VWD) is the most common inherited bleeding disorder in which the blood does not clot properly, caused by low or defective von Willebrand factor (VWF). VWD patients may experience excessive bleeding with varying severity and frequency, negatively impacting their daily lives. Current therapies for VWD prophylaxis include factor replacement therapies requiring multiple intravenous (IV) infusions every week. Approximately 135,000 people in the United States have been diagnosed with von Willebrand disease.1

About Incyte®
Incyte is redefining what’s possible in biopharmaceutical innovation. Through deep scientific expertise and a relentless focus on patients, we have built an established portfolio of first-in-class medicines and an extensive portfolio of next-generation medicines across our key franchises: Hematology, Oncology and Inflammation and Autoimmunity.

To learn more, visit Incyte.com and Investor.Incyte.com. Follow us on social media: LinkedIn, X and Instagram.

Incyte Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the anticipated benefits of the Vega Therapeutics acquisition; costs and other anticipated financial impacts of the acquisition; expectations regarding VGA039’s clinical development and its potential to strengthen Incyte’s late-stage pipeline, expand Incyte’s presence in bleeding disorders and become an important new growth driver for Incyte’s hematology portfolio; the potential and promise VGA039 offers patients with bleeding disorders, including the potential to be the first subcutaneous prophylactic therapy with a convenient dosing regimen for patients with VWD, and its ability to address significant unmet need; and Incyte’s aspirations and goals as set forth under the heading “About Incyte.”

Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including unexpected costs, charges or expenses resulting from the acquisition; the risk that Incyte may not be able to successfully integrate the business of Vega Therapeutics and realize the expected benefits of the acquisition in a timely manner or at all; the sufficiency of clinical trial data for VGA039, as well as Incyte’s other products and product candidates, to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Incyte’s ability to achieve commercial success for VGA039, if approved; Incyte’s ability to obtain and maintain protection of intellectual property for its products and technology; Incyte’s reliance on third parties and partners; the acceptance of Incyte’s products in the marketplace; market competition, sales, marketing, manufacturing and distribution requirements; and those risks and uncertainties discussed in greater detail in Incyte’s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2025 and its quarterly report on Form 10-Q for the quarter ended March 31, 2026. Incyte disclaims any intent or obligation to update these forward-looking statements.

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Contacts

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